PICTET FUNDS


                              AMENDED AND RESTATED
    PLAN PURSUANT TO RULE 18F-3(D) UNDER THE INVESTMENT COMPANY ACT OF 1940,
                                   AS AMENDED

                   AMENDED AND RESTATED AS OF: MARCH 28, 2003


         WHEREAS, the Board of Trustees of Pictet Funds (the "Board of Trustees") has considered and desires to amend the multi-class plan, originally adopted on March 9, 2001 (the "Plan") under which the Pictet Funds (the "Trust") may offer multiple classes of shares of its now existing and hereafter created series pursuant to Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, a majority of the Trustees of the Trust and a majority of the Trustees who are not interested persons of the Trust have found the Plan, as amended and restated, to be in the best interests of each class of shares of each series of the Trust individually and the Trust as a whole.

         NOW, THEREFORE, the Trust hereby approves and adopts the following amended and restated Plan pursuant to the Rule, effective upon the effectiveness of a post-effective amendment to the registration statement of the Trust on Form N-1A implementing the terms of the amended and restated Plan (the "Effective Date").

                                    THE PLAN

         Each now existing and hereafter created series (a "Fund")1 of the Trust may from time to time issue one or more of the following classes of shares:
Institutional Class shares and Retail Class shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Trust's prospectuses. The differences in sales charges and expenses amongst these classes of shares and the exchange features of each class of shares are set forth below in this Plan. The Plan is subject to change to the extent permitted by law and by the Agreement and Declaration of Trust and By-laws of the Trust, which may be amended from time to time by the Board of Trustees. There are no conversion rights or features relating to either Institutional Class or Retail Class shares; except that if the value of a shareholder account falls below the minimum initial investment amount for Institutional Class shares as a result of share redemptions and remains below that minimum for a certain period, there may be an involuntary conversion of the Institutional Class shares in such an account to Retail Class shares. Nothing in this Plan shall limit the authority of the Board of Trustees to create additional classes of shares of any Fund.

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         1 The current Funds of the Trust include: Pictet Eastern European Fund,
Pictet International Small Companies Fund, Pictet Global Emerging Markets Fund and Pictet International Equity Fund.
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         Each Fund reserves the right to increase, decrease or waive any front-end sales load or contingent deferred sales charge ("CDSC") imposed on any existing or future classes of shares within the ranges permissible under applicable rules of the Securities and Exchange Commission, including Rule 18f-3 and Rule 6c-10, and of the National Association of Securities Dealers, Inc., each as amended or adopted from time to time.

CLASS CHARACTERISTICS

         Retail Class and Institutional Class shares of a Fund represent interests in the assets of such Fund. The primary distinction between the Retail Class and the Institutional Class is that the Retail Class shares may be offered with fees for distribution, servicing, and marketing of such shares ("Distribution Fees"). Distribution Fees are paid under a plan of distribution adopted by the Board of Trustees pursuant to Rule 12b-1 under the 1940 Act.

         RETAIL CLASS SHARES. Retail Class shares of each Fund will be offered subject to a front-end sales load of up to 5.50% of the public offering price and a Distribution Fee equal to 0.25% annually of the average daily net asset value of Retail Class shares. Purchases aggregating $1,000,000 or more will be subject to a CDSC of 1.00% if redeemed within the first 12 months, of the lesser of (a) the net asset value of the shares at the time of purchase or (b) their net asset value at the time of redemption. The front-end sales load will decline with the amount invested as follows:

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                                    As a Percentage of   As a Percentage of
Investment                            Offering Price         Investment
-------------------------------------------------------------------------------
Less than $50,000                         5.50%                 5.82%
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$50,000 but less than $100,000            4.50%                 4.71%
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$100,000 but less than $250,000           3.50%                 3.63%
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$250,000 but less than $500,000           2.50%                 2.56%
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$500,000 or more                          2.00%                 2.04%
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Over $1,000,000                           0.00%                 0.00%
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         Each Fund will not assess a sales load for purchases by registered holders of Retail Class shares of a Fund who held such Retail Class shares before the Effective Date, as well as the other exempt persons described in the Funds' prospectus or statement of additional information as in effect from time to time.

         The initial purchase date for Retail Class shares acquired through (i) reinvestment of dividends on Retail Class Shares or (ii) exchange from another Fund will be deemed to be the date on which the original Retail Class shares were purchased.

         INSTITUTIONAL CLASS SHARES. Institutional Class shares of each Fund will be offered at net asset value per share without the imposition of an initial sales charge and will not be subject to a CDSC upon redemption, regardless of the length of time such shares are held. Institutional Class shares of each Fund will be sold subject to the minimum purchase requirements set forth in the Funds' prospectus or statement of additional information as in effect from time to time.

EXPENSE ALLOCATIONS

         Retail Class shares pay Distribution Fees, while Institutional Class shares pay no Distribution Fees. Each class may, at the Trustees' discretion, also pay a different share of other expenses, not including advisory, custodial or transfer agent fees or other expenses that are directly attributable to the kind or degree of services rendered to that class. All other expenses will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of a particular Fund attributable to that class.

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EXCHANGE FEATURES

         Shares of either class of a Fund may be exchanged only for shares of the same class of another Fund. There is no sales charge on exchanges. In addition, although the Trust has no current intention of terminating or modifying the exchange privilege, it reserves the right to do so at any time. All exchanges will be made based on the respective net asset values determined following receipt of the request by the Funds in proper the form.

VOTING RIGHTS

         Each class of shares of each Fund has identical voting rights (except that each class has exclusive voting rights on any matter submitted to shareholders that relates solely to that class and has separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class). In matters as to which one or more classes do not have exclusive voting rights, all classes of shares of a Fund will vote together, except when a class vote is required by the 1940 Act.

AMENDMENTS

         The Plan may be amended from time to time in accordance with the provisions and requirements of the Rule.

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